Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (Nos. 333-65693, 333-95339, 333-44526, 333-66028, 333-87172, 333-100092, 333-107849, 333-118129 and 333-127436) of MIPS Technologies, Inc. of our report dated November 13, 2007 with respect to the consolidated statements of financial position of Chipidea Microelectrónica S.A. as of December 31, 2006 and 2005, and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006, which report and comments appear in the Current Report on Form 8-K of MIPS Technologies, Inc. to be dated November 13, 2007.

We also consent to the incorporation by reference in the Registration Statements of MIPS Technologies, Inc. described above of our report dated November 13, 2007, with respect to the related supplemental information of Chipidea Microelectrónica S.A. entitled “Reconciliation With United States Generally Accepted Accounting Principles” as of June 30, 2007,  December 31, 2006 and 2005 and for the six-months ended June 30, 2007 and 2006 and for the years then ended December 31, 2006, 2005 and 2004, which report and comments appear in the Current Report on Form 8-K of MIPS Technologies, Inc. to be dated November 13, 2007.

Yours very truly,

Lisbon, Portugal	By:	/s/ JOÃO ALBINO CORDEIRO AUGUSTO
November 13, 2007		KPMG & Associados -- SROC, S.A. (SROC nr. 189)
Represented by João Albino Cordeiro Augusto (nr. 632)